 Exhibit 10.(iii)H

AGRILIANCE
STAFF
VARIABLE PAY PROGRAM 2000

I.     Purpose of the Plan

The purpose of the plan is to enhance overall profitability through increased sales and margins by rewarding eligible employees for their contribution toward achievement of those goals.

The plan is designed to integrate the compensation plan with key business strategies and foster a team effort in achieving overall success for Agriliance and its parent companies, Cenex Harvest States, Farmland and Land O’Lakes.

II.     Eligibility in the Plan

All full-time exempt, non-exempt and regularly scheduled part-time employees except for those participating in another incentive plan. Seasonal and temporary employees are not eligible.

Part-time employees working at least 500 hours per fiscal year are eligible to participate at 50% of award formula.

New employees must be on the payroll March 1, 2000 in order to qualify for a partial-year award.

III.      Administration of the Plan

The incentive plan administration is based on a fiscal year basis. For the plan year 2000 it will be based on the inception date of Agriliance, January 1, 2000 through August 31, 2000. The Presidents of Cenex Harvest States, Farmland and Land O’Lakes will be responsible for reviewing and approving the plan and receiving a report on the results. The Agriliance co-presidents will be responsible for administering the plan.

IV.     Funding of the Incentive Award

The funding of the Staff Incentive Award Program is based on operating results of Agriliance (including Agro Distribution) and established annualized synergy realization. The specific goals for the incentive pool are as follows.

               A. 60% Operating income results for Agriliance
               B. 40% Annualized established synergy realization

                       Agriliance                              Synergy
                   Operating Income                           Objective

               Operating     Percent of                 Synergy      Percent of
               Income           Award                     Amount      Award
                  115M           80%                     11M          40% (target)
                  110M           70%                     10M          30%
                  105M           60% (target)             9M          20%
                  90M            45%
                  75M            30%
V.     Basis of the Incentive Award

The starting point in determining the staff incentive award is the base salary as of August 31, 2000 times a payout percent. The actual financial performance and synergy attainment for Agriliance is compared to established goals.

Exempt: Annual Salary as of August 31, 2000. Non-exempt: Hourly rate as of August 31, 2000 times 2080 hours. Part-time: Hourly rate as of August 31, 2000 times 2080 hours times half the pay out percent times the pro-rated time worked in fiscal year.

VI.     Payment of the Award

The incentive award payments will be paid as soon as practical after the close of business August 31, 2000. To be eligible for payment, employees must be actively employed by Agriliance on August 31, 2000.

VII.     Special Provisions

If an employee becomes permanently disabled, retires, is deceased, or meets the criteria in the severance plan applicable to them, s/he shall cease to participate in the Incentive Award Program as of the end of the month coincident with disability, retirement, death or reduction in force. The proportionate incentive award will be recommended by the co-presidents of Agriliance and will be paid as soon as practical after the fiscal year close of business.

Employees accepting a regular position with a system member cooperative or Agro Distibution, LLC., may be eligible for a payout.

There is nothing in the Staff Incentive Award Probram or by being an eligible participant that is intended to create an employment contract between the employee and Agriliance.